EXHIBIT 11

                              CARNIVAL CORPORATION
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                     (in thousands, except per share data)

                                                  Three Months Ended
                                      February 29, 1996       February 28, 1995
Net income                                 $77,065                  $67,552
Adjustments to net income for
the purpose of computing fully
diluted earnings per share:
     Interest reduction from
     assumed conversion of 4.5%
     Convertible Subordinated
     Notes                                   1,386                    1,385
Adjusted net income                        $78,451                  $68,937



Weighted average shares
outstanding                                285,389                  282,826

Adjustments to weighted
average shares outstanding for the
purpose of computing fully diluted
earnings per share:
     Additional shares issuable upon
     assumed conversion of 4.5%
     Convertible Subordinated Notes          6,618                    6,618

Adjusted weighted average
shares outstanding                         292,007                  289,444

Earnings per share:
Primary                                      $0.27                    $0.24
Fully Diluted*                               $0.27                    $0.24

*In accordance with Accounting Principles Board Opinion No. 15, the Company does not present fully diluted EPS in its financial statements because the Company's convertible securities are anti-dilutive or result in a less than 3% dilution for the periods presented.